Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 27, 2009, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Hampton Roads Bankshares, Inc., filed with the Securities and Exchange Commission.

Winchester, Virginia

May 8, 2009